Exhibit 10.27
SECOND AMENDMENT TO THE
HOLLY ENERGY PARTNERS,
L.P. LONG-TERM INCENTIVE PLAN
     THIS SECOND AMENDMENT is effective January 1, 2005 (the “Effective Date”) and is made by Holly Logistic Services, L.L.C., a Delaware limited liability company (the “Company”).
WITNESSETH:
     WHEREAS, the board of directors of the Company (the “Board”) adopted the Holly Energy Partners, L.P. Long-Term Incentive Plan, effective August 4, 2004 (the “Plan”);
     WHEREAS, Section 7(a) of the Plan provides that the Plan may be amended by the Board without approval of any unitholder of the Company or approval of any other person, except as required by the rules of the securities exchange on which the units are traded, or except as to provide for a change that materially reduces the benefits of a participant; and
     WHEREAS, the Board has determined that it is desirable to amend the Plan, in accordance with the final regulations promulgated under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to ensure that, to the extent subject to Code section 409A, the payments and other benefits provided under the Plan comply therewith and to avoid the imposition of any adverse tax consequences under section 409A of the Code.
     NOW, THEREFORE, the Plan shall be amended as of the Effective Date as set forth below:
     1. Section 6(d)(vi) shall be deleted in its entirety and shall be replaced with the following:
     (vi) Delivery of Units or other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Plan or any grant agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company is not reasonably able to obtain Units to deliver pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. In addition, notwithstanding anything to the contrary herein or in any applicable Award agreement, no Award that constitutes a “deferral of compensation” (within the meaning of section 409A of the Code and the regulations and other authoritative guidance promulgated thereunder (collectively, the “Nonqualified Deferred Compensation Rules”)), and that is not exempt from Section 409A of the Code pursuant to an applicable exemption (any such Award, a “409A Award”) shall be exercisable, be settled or otherwise trigger a payment or distribution upon the occurrence of any event that does not qualify as a permissible time of distribution in respect of such 409A Award under the Nonqualified Deferred Compensation Rules; except that, to the extent permitted under the Nonqualified Deferred Compensation Rules, the time of exercise, payment or settlement of a 409A Award shall be accelerated, or payment shall be made under the Plan in respect of such Award, as determined by the Committee in its discretion, to the extent necessary to pay income, withholding, employment or other taxes imposed on such 409A Award. In the event any 409A Award is designed to be paid or distributed upon a Participant’s termination of employment, such payment or distribution shall not occur in the event the Participant holding such 409A Award continues to provide or, in the 12 month period following such termination of employment, is expected to provide, sufficient services to the Company that, under the Company’s applicable policies regarding what constitutes a “separation from service” for purposes of Section 409A of the Code, such Participant does not incur a separation from service for purposes of Section 409A of the Code on the date of termination of the employment relationship. To the extent any 409A Award does not become exercisable or is not settled or otherwise payable upon a Participant’s termination of employment or upon the occurrence of some other event provided in the Plan or the Award agreement as a result of the limitations described in the preceding provisions hereof, such Award shall become exercisable or be settled or payable upon the occurrence of an event that qualifies as a permissible time of distribution in respect of such 409A Award under the Nonqualified Deferred Compensation Rules. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award grant agreement (including, without limitation, any exercise price or tax withholding) is received by the Company. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, other Awards, withholding of Units, cashless broker exercises with simultaneous sale, or any combination thereof; provided, however, that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Units or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid to the Company pursuant to the Plan or the applicable Award agreement.
2. The following sentence shall be added to the end of Section 6(d)(vii):
     Notwithstanding the foregoing or any provision contained in the applicable Award grant agreement, no 409A Award shall be payable or exerciseable as described above unless the Change in Control also constitutes a “change in the ownership or effective control” or “in the ownership of a substantial portion of the assets” within the meaning of the Nonqualified Deferred Compensation Rules.
3. A new Section 8(m) shall be added to the Plan to read as follows:
     (m) Compliance with Section 409A of the Code. This Plan is intended to comply and shall be administered in a manner that is intended to comply with

Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Payment under this Plan shall be made in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. The applicable provisions of Section 409A of the Code are hereby incorporated by reference and shall control over any contrary provisions herein that conflict therewith.
     NOW, THEREFORE, be it further provided that, except as set forth above, the Plan shall continue to read in its current state.
     IN WITNESS WHEREOF, the Company has caused the execution of this Second Amendment by its duly authorized officer, effective as of the Effective Date.

HOLLY LOGISTIC SERVICES, L.L.C.

Matthew P. Clifton
Chief Executive Officer

Date: December 31, 2008